Exhibit 10.2

EXECUTION VERSION

GSO CAPITAL PARTNERS LP 345 Park Avenue New York, New York 10154

CONFIDENTIAL

June 27, 2018

Differential Brands Group, Inc.

1231 South Gerhart Avenue

Commerce, CA 90022

Project Legend

$674,000,000 Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

1.	Commitments

GSO Capital Partners LP (together with its affiliates and funds and accounts managed or advised by any of them, “GSO”, “we” or “us”) hereby commits (on behalf of funds and accounts managed or advised by GSO and its affiliates) to provide a $674,000,000 second lien term loan credit facility (the “Second Lien Term Loan Facility”) upon the terms and subject only to the satisfaction or waiver by GSO of all the conditions set forth in Exhibit A attached hereto (the “Conditions to Closing”). The Second Lien Term Loan Facility will be used by you, or a newly formed entity controlled directly or indirectly by you, in connection with the acquisition (the “Acquisition”), of the business code named “Legend” (the “Acquired Business”) pursuant to that certain Purchase and Sale Agreement by and among GBG, GBG USA Inc. (“GBG USA”) and Borrower as the Purchaser dated as of on or about the date hereof and all related ancillary agreements (collectively, the “Acquisition Agreement”) dated as of June 27, 2018. The funding and/or availability of the Second Lien Term Loan Facility on the Closing Date, the funding of the First Lien Facilities on the Closing Date, the consummation of the Acquisition (including the repayment of all amounts owing in respect of the Acquired Business’s existing third-party indebtedness for borrowed money (other than Permitted Surviving Debt)), the Equity Contribution, and the payment of all fees, costs and expenses incurred in connection therewith are collectively referred to as the “Transaction”. The Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Conditions to Closing, and this letter, in each case as amended, restated, supplemented or otherwise modified in accordance with its terms, are referred to herein as, collectively, this “Commitment Letter”. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet or Conditions to Closing.

You agree and acknowledge that, in conjunction with the closing of the Transaction and subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing, the Borrower shall borrow the loans from GSO made available under the Second Lien Term Loan Facility and in accordance with the Term Sheet.

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2.	Conditions

GSO’s commitment to fund the Second Lien Term Loan Facility on the Closing Date is subject only to the satisfaction or waiver by GSO of Conditions to Closing. As used in this Commitment Letter, “Closing Date” means the date upon which the Conditions to Closing shall be satisfied or waived by GSO.

3.	Titles and Roles

You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Second Lien Term Loan Facility unless you and we shall so agree in writing.

GSO reserves the right, with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to syndicate a portion of the Second Lien Term Loan Facility to certain other investors that are reasonably acceptable to you. Any assignment by GSO to any such potential investor made prior to the Closing Date will not relieve GSO of its obligations set forth herein to fund the Second Lien Term Loans on the Closing Date. You agree to use commercially reasonable efforts, and cause the Sponsor to use its commercially reasonable efforts, to reasonably cooperate with GSO with respect to such syndication.

4.	Information

You hereby represent (but only to your knowledge with respect to any of the information referred to below relating to or provided by the Acquired Business and its affiliates) and warrant that (a) all written factual information (other than projections, budgets, estimates and forward-looking statements (“Projections”) and general economic or industry-specific information) (the “Information”) that has been and will be made available to GSO by you, the Acquired Business or any of your or its respective affiliates (which, for purposes of this Commitment Letter, includes Tengram Capital Partners L.P. (“Sponsor”)) or representatives, in each case, in connection with the Transaction, when taken as a whole and after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, as the case may be, complete and correct in all material respects and does not and will not, when furnished, supplemented or updated, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to GSO by you, the Acquired Business or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections are furnished (it being understood and agreed that Projections are not a guarantee of financial performance, actual results may differ from Projections and such differences may be material and Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Sponsor and the Acquired Business). You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or with respect to information regarding or provided by the Acquired Business or its affiliates, use commercially reasonable efforts to promptly supplement) the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances (with respect to Information or Projections relating to the Acquired Business, will be correct under those circumstances to your knowledge). You understand that in providing the Second Lien Term Loan Facility, GSO may use and rely on the Information and Projections without independent verification thereof.

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5.	Expenses

Regardless of whether or not the Second Lien Term Loan Facility closes you hereby agree to reimburse on the Closing Date (or if the Closing Date does not occur, upon demand at any time after termination of the commitments hereunder), upon presentation of a summary statement, GSO for all reasonable and documented out-of-pocket fees and expenses ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of (w) one (1) legal counsel for each of GSO and the Second Lien Administrative Agent, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for each of GSO and the Second Lien Administrative Agent and (ii) in each and every case, excluding the allocated costs of internal counsel and excluding all fees, costs and expenses incurred by any person acting in any other capacity for the Second Lien Term Loan Facility (including any Second Lien Lender or any prospective Second Lien Lender) incurred by them in connection with this Commitment Letter, the fee letter dated the date hereof by and among the parties hereto (as amended, amended and restated and otherwise modified, the “Fee Letter”), the Transaction, and the Second Lien Term Loan Facility.

6.	Confidentiality

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter or the GSO’s involvement with, GSO’s commitment to provide the Second Lien Term Loan Facility to any third party (including, without limitation, any financial institution or intermediary) without GSO’s prior written consent (not to be unreasonably withheld, conditioned or delayed) other than (a) to the Sponsor and those individuals who are your and its respective directors, officers, members, partners, employees, attorneys, accountants, agents, affiliated investment funds, equityholders or advisors, First Lien Lenders (as defined below) and to any actual or potential co-investors, in each case, in connection with the Transaction on a confidential basis; provided, that this Commitment Letter (but not the Fee Letter or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses to the extent customary, (iii) a customarily redacted version (excluding the amount of fees set forth in the Fee Letter) may also be disclosed to the Acquired Business, the sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders and advisors on a confidential basis, (b) if GSO consents in writing to such disclosure, (c) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case you shall promptly notify GSO, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (d) to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter or any other confidentiality obligations to which you are bound or have agreed to comply with, (e) to the extent reasonably necessary or advisable to enforce your rights and remedies hereunder or thereunder and (f) with a prior opportunity to review and discuss such filings, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The foregoing restrictions shall cease to apply after the definitive documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in the Fee Letter). GSO reserves the right to review and approve (not to be unreasonably withheld or delayed), in advance, all public materials, press releases, public advertisements and public disclosures that contain GSO’s or any of its affiliates’ names or describe GSO’s financing commitment; provided that no such right to review and approve shall be required with respect to any disclosure required to be made pursuant to applicable law or, for the avoidance of doubt, any disclosures made permitted pursuant to clause (f) of this paragraph. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the first anniversary of the date hereof.

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GSO shall, until the earlier of (i) eighteen (18) months from the date hereof or (ii) the funding of the Second Lien Term Loan Facility, treat confidentially in accordance with its customary procedures for handling confidential information, all written information received by it from you and/or the Acquired Business or your or their respective affiliates and representatives in connection with the Transaction and will use all such information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transaction solely for the purpose of providing the services that are the subject of this Commitment Letter (including the financing transactions contemplated hereby); provided, however, upon the execution and delivery of the Credit Documentation, the provisions of the Credit Documentation shall govern the confidentiality matters described in this paragraph and shall supersede the terms herein relating thereto. Nothing herein shall prevent GSO from disclosing any such information (i) with your written consent, (ii) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case GSO shall promptly notify you, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (iii) upon the request or demand of any regulatory authority or other regulatory authority (including any self-regulatory authority) having jurisdiction over GSO or its affiliates (in which case GSO shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so and reasonably practicable), (iv) in connection with the proposed transactions and on a confidential basis to its affiliates and its and their direct or indirect shareholders, partners or members, current and prospective financing sources, existing and prospective investors, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents of GSO or its affiliates who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to industry trade organizations to the extent such information with respect to the Second Lien Term Loan Facility is customarily included in league table measurements, (vii) to the extent any such information becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (y) becomes available to GSO on a non-confidential basis from a source other than you or on your behalf and not known to GSO to have been provided in violation of any confidentiality agreement or obligation owed to you, or (z) was available to GSO, as applicable, on a non-confidential basis prior to its disclosure to GSO by you, (viii) to any assignees or prospective assignees, or participants or prospective participants (including any potential investors), in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that in no event shall any disclosure be made to any Disqualified Institution, or (ix) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or (x) in protecting and enforcing GSO’s rights with respect to this Commitment Letter. As used herein, “Disqualified Institution” means any person that is (i) designated by the Borrower, by written notice delivered to GSO on or prior to the Closing Date (or the Second Lien Administrative after the Closing Date), as a (x) disqualified institution, or (y) competitor of the Acquired Business or your or its respective subsidiaries (“Competitor”) or (ii) any person that is clearly identifiable, solely on the basis of such person’s name, as an affiliate of any person referred to in clauses (i)(x) or (i)(y) above.

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7.	Indemnity

Regardless of whether the Second Lien Term Loan Facility closes, you agree to (a) indemnify, defend and hold GSO, its affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (“Related Persons”) (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, reasonable and documented out-of-pocket expenses, damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Business or any of your or its respective affiliates), and (b) reimburse each Indemnified Person within twenty days of presentment of a summary statement for all reasonable and documented out-of-pocket fees and expenses ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, and (ii) in each and every case, excluding the allocated costs of internal counsel) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided, that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) results from a material breach by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter at a time when you have not breached your obligations hereunder in any material respect or (iii) results from a dispute solely among Indemnified Persons not arising out of any act or omission on the part of you or your affiliates.

No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the use or the proposed use of the proceeds thereof, the Transaction, or any other transaction contemplated by this Commitment Letter; provided, that nothing contained in this paragraph shall limit your indemnity and expense reimbursement obligations to the extent such punitive, exemplary, consequential or indirect damages are included in any third party claim.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that none of GSO nor any of its affiliates will have any liability for any damages arising from the use of such electronic transmission systems except to the extent the same is found by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of or a material breach of this Commitment Letter or the Fee Letter by GSO or any of its Related Persons.

The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect.

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8.	Sharing Information; Absence of Fiduciary Relationship

You acknowledge that GSO and/or its affiliates may be investing in, or providing debt financing, equity capital or other services to, other companies with which you may have conflicting interests; provided, however, that the foregoing shall not excuse compliance by GSO with their obligations (including confidentiality obligations) hereunder. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and GSO and/or its affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GSO and/or its affiliates have advised or are advising you on other matters and (b) you will not assert any claim against GSO and/or its affiliates for breach or alleged breach of fiduciary duty and agree that neither GSO nor its affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.	Assignments and Amendments

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. For the avoidance of doubt and notwithstanding the foregoing, GSO may assign its commitment hereunder, in whole or in part, to its affiliates and funds and accounts managed or advised by GSO and may perform any or all of its obligations hereunder through such affiliates and funds; provided, that, notwithstanding any such assignment, (i) with respect to amounts to be funded on the Closing Date, the commitment of GSO to fund its committed portions of the Second Lien Term Loan Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other affiliates, funds, accounts managed or advised by GSO fund their commitments on the Closing Date and (ii) GSO must retain exclusive control over all rights and obligations with respect to its commitments prior to close. This Commitment Letter may not be amended or waived except in a written instrument signed by you and GSO.

10.	Counterparts and Governing Law

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. No posting to any E-System shall be denied legal effect merely because it is made electronically and each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature merely because it is made electronically.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

11.	Venue and Submission to Jurisdiction

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

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12.	Waiver of Jury Trial

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE SECOND LIEN TERM LOAN FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

13.	Survival

The provisions of this Commitment Letter set forth under this heading and the headings “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Second Lien Term Loan Facility closes or the Credit Documentation shall be executed and delivered; provided, that if the Second Lien Term Loan Facility closes and the Credit Documentation shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters upon the funding of the Second Lien Term Loan Facility.

14.	Integration

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

This Commitment Letter and the Fee Letter each constitutes a legal, valid and binding obligation, enforceable against each of the parties hereto and thereto in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) and with respect to the subject matter contained herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that the funding of the Second Lien Term Loan Facility is subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing.

15.	PATRIOT Act

GSO hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), GSO may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow GSO to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to GSO.

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16.	Acceptance and Termination

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GSO such signature pages by 11:59 p.m., New York time, on June 27, 2018. Unless extended in writing by GSO, the commitments and agreements of GSO contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 11:59 p.m., New York time, on November 30, 2018, and (c) execution and delivery of the Credit Documentation and the funding of the Second Lien Term Loan Facility (such date, the “Termination Date”).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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Sincerely,

GSO CAPITAL PARTNERS LP

By	/s/ Marisa J. Beeney
Name: Marisa H. Beeney
Title: Authorized Signatory

Agreed and accepted
AS OF THE DATE ABOVE FIRST WRITTEN

DIFFERENTIAL BRANDS GROUP, INC.

By:	/s/ Lori Nembirkow
Name: Lori Nembirkow
Title: Senior Vice President, Legal & Compliance

EXHIBIT A

Project Legend

Conditions to Closing

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above or in Exhibit B.

The availability of the Second Lien Term Loan Facility set forth in the Commitment Letter shall be subject solely to the satisfaction or waiver by GSO of the following conditions:

1.	Equity Structure. (i) Investors reasonably acceptable to GSO, shall have invested $100,000,000 in the common equity of the Borrower on terms reasonably satisfactory to GSO (at least $80,000,000 of which shall be from members of management of which at least $25,000,000 shall be an investment from Jason Rabin), (ii) Ares shall have invested $25,000,000 in the common equity of the Borrower and (iii) GSO shall have invested $25,000,000 in the common equity of the Borrower, all such investments to be on terms reasonably satisfactory to GSO. The foregoing transactions are collectively referred to as the “Equity Contribution.”

2.	Acquisition. Substantially concurrently with the funding of the Second Lien Term Loan Facility, the Acquisition shall be consummated in accordance in all material respects with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers that are not materially adverse to the Second Lien Lenders without the consent of GSO; provided that (i) a reduction in the purchase price under the Acquisition Agreement (excluding any reduction in the purchase price or amounts paid due to a failure to obtain consent to transfer the agreements of intellectual property in connection with the Transactions) (A) of less than or equal to 10% shall be deemed not to be materially adverse to GSO so long as such decrease shall be allocated pro rata between the First Lien Term Facility and the Second Lien Term Loan Facility and (B) of greater than 10% shall be deemed to be materially adverse to GSO, (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date shall be deemed not to be materially adverse to GSO if such increase is funded with an increase in the aggregate amount of the Equity Contribution, (iii) any purchase price adjustment expressly contemplated by the Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment, modification or waiver of the Acquisition Agreement and (iv) any substantive modification, amendment, consent or waiver to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Second Lien Lenders; provided that each of the following shall be additional conditions to the availability of the Second Lien Term Loans (a) obtaining licensee change of control consents with respect to the Disney licensing agreements and other licensing agreements that are associated with at least 80% of the EBITDA of the Acquired Business, (b) the execution of the transition services agreement (which will include provisions relating to a sourcing agreement for a period of at least 6 months), (c) the waiting period (including any extensions thereof) applicable to the consummation of the Transactions under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and, if applicable, the satisfaction of similar foreign antitrust or competition requirements (including, in each case, with respect to the acquisition of common stock by GSO) shall have expired or been terminated, (d) entering into management agreements with certain key members of senior management and (e) obtaining factoring agreements on commercially reasonable terms at the time of execution which provide for no less availability than the existing factoring agreement with Whitehall; and in the case of each of clauses (a), (b), (d) and (e) reasonably satisfactory to GSO.
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3.	Refinancing. Immediately after giving effect to the consummation of the Transaction on the Closing Date, all third party indebtedness of the Borrower, the Acquired Business and their respective subsidiaries shall be repaid in full subject to customary payoff letters and none of the Borrower, the Acquired Business or any of their respective subsidiaries shall have any third party indebtedness for borrowed money, other than (i) the First Lien Facilities and the Second Lien Term Loan Facility, (ii) the indebtedness set forth on Annex A attached hereto (the “Hudson Notes”) and (iii) indebtedness permitted by the Acquisition Agreement to be incurred on or prior to the Closing Date and other indebtedness approved by GSO (the indebtedness set forth in clauses (ii) through (iii), collectively, the “Permitted Surviving Debt”).

4.	Evidence of Solvency. The Second Lien Administrative Agent shall have received of a certificate of the Chief Financial Officer (or another appropriate financial officer with similar duties) of Borrower in the form attached hereto on Annex B.

5.	Required Information. GSO shall have received an unaudited pro forma consolidated balance sheet and related pro forma statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that each such pro forma financial statement shall be prepared in good faith by the Borrower; provided further that such pro forma financial statement shall reflect the impact of any licensor change of control consents not obtained with respect to licensing agreements.

6.	No Material Adverse Effect. No event or change has occurred or is occurring that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) with respect to the Acquired Business.

7.	Documentation and Other Customary Deliveries. The preparation, execution by the Borrower and Guarantors party thereto and delivery of a definitive credit agreement (the “Credit Agreement”) and other documents (including customary closing documents) executed in connection therewith (collectively, with the Credit Agreement, the “Credit Documentation”), which shall be, in each case, (i) consistent with the Commitment Letter and (ii) contain those terms included on the Term Sheet, subject in all respects to the Funds Certain Provisions and reasonably satisfactory to GSO. Delivery of (i) customary legal opinions, evidence of authority, corporate documents, documents from public officials (including as to good standing) and officers’ and closing certificates as to the Loan Parties; (ii) customary lien searches and (iii) a customary borrowing notice reasonably satisfactory to GSO.

8.	Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, in the case of Specified Representations or Specified Acquisition Agreement Representations qualified by materiality, in all respects); provided, that to the extent that any Specified Representation or Specified Acquisition Agreement Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects (without duplication of any materiality qualifiers therein).

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9.	PATRIOT Act. The Second Lien Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent reasonably requested by the Second Lien Administrative Agent at least 10 days prior to the Closing Date.

10.	Payment of Fees and Expenses. All fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and Fee Letter (in the case of expenses, to the extent invoiced at least 2 business days prior to the Closing Date) shall have been paid (or offset against the proceeds of the Term Loan Facilities, if mutually agreed between GSO and the Borrower).

11.	First Lien Facilities. The Borrower shall have entered into a first lien revolving credit and term loan facility with lenders (such lenders, the “First Lien Lenders”) based on a term sheet approved by GSO (such term sheet the “First Lien Facilities Term Sheet”) (it being acknowledged and agreed that the terms set forth in the First Lien Facilities Term Sheet, dated as of the date hereof and previously provided to GSO, are satisfactory to GSO), in aggregate committed amount not to exceed $685,000,000 of senior secured first lien term loans (which may be increased to $735,000,000 if the senior secured first lien revolving facility are reduced by $50,000,000) and up to $150,000,000 under a senior secured first lien revolving credit facility (the “First Lien Facilities”) substantially simultaneously with the borrowings under the Second Lien Term Loan Facility, and GSO shall have received duly executed copies of the documentation for the First Lien Facilities and such documentation shall be reasonably satisfactory to GSO (such documentation, the “First Lien Credit Documentation”); provided that, at the election of the First Lien Lenders, all or a portion the senior secured revolving facility may be replaced by a “first out” or asset-based revolving credit facility so long as the aggregate principal amount permitted under such replacement facility (together with any portion of the senior secured revolving facility not replaced) does not exceed the aggregate principal amount of the senior secured revolving credit facility permitted above. The aggregate amount outstanding under the First Lien Facilities on the Closing Date shall not exceed $735,000,000 plus an amount equal to the net working capital adjustment payable by the Borrower under the Acquisition Agreement on the Closing Date (not to exceed $60,000,000) plus $15,000,000 to pay fees and expenses in connection with the Transactions (including consents related to the transfer of the intellectual property licenses). The agent under the First Lien Facilities and the agent under the Second Lien Term Loan Facility shall have entered into a customary intercreditor agreement (acknowledged by subsidiaries party to the First Lien Facilities and the Second Lien Term Loan Facility) reasonably satisfactory to GSO.

12.	Independent Director. Concurrently with the funding of the initial borrowing under the Second Lien Term Loan Facility, (i) GSO shall be granted the right to appoint one member of the board of directors of the Borrower and (ii) GSO and the Sponsor shall mutually agree to nominate for election two independent directors to the board of directors of the Borrower. The procedures for the election and/or appointment shall be set forth in the Stockholders Agreement.

13.	Minimum Liquidity. The Borrower shall, after giving pro forma effect to the Transactions, have at least $35,000,000 of unrestricted cash on hand.

Notwithstanding anything in the Term Sheet, the Commitment Letter, the Fee Letter, the Credit Documentation or any other document, instrument, agreement or other undertaking concerning the financing of the Transaction to the contrary,

A-3

(i) the only representations and warranties the accuracy of which will be a condition to the availability and/or funding of the Second Lien Term Loan Facility on the Closing Date will be:

(A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of the Second Lien Administrative Agent and the Second Lien Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct (the “Specified Acquisition Agreement Representations”); and

(B) the Specified Representations (as defined below); and

(ii) the terms of the Credit Documentation will not impair availability and/or funding of the Second Lien Term Loan Facility on the Closing Date if the Conditions to Closing are satisfied or waived by GSO (it being understood that, to the extent a perfected security interest in any collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filings with respect to any federally-registered intellectual property or delivery of possession of capital stock or other certificated security (to the extent required to be pledged pursuant to the Credit Documentation and, solely to the extent that such capital stock or other certificated security are evidenced by certificates on or prior to the Closing Date and in your actual possession on or prior to the Closing Date ), cannot be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability and/or funding of the Second Lien Term Loan Facility on the Closing Date, but a security interest in such collateral will be required to be perfected within 45 days after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and GSO); provided, that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph.

For purposes hereof, “Specified Representations” mean the representations and warranties set forth in the Credit Documentation relating to organization, legal existence, corporate power and authority of the Borrower and the Guarantors (solely as they relate to due authorization, execution, delivery and performance of the Credit Documentation); the authorization, execution, delivery and performance and enforceability, of in each case, the Credit Documentation; non-contravention of the Credit Documentation with the governing documents; the creation, validity, perfection and priority of liens (subject to the limitations on perfection set forth above and customary permitted liens); use of proceeds with respect to Federal Reserve margin regulations; the Investment Company Act; and use of proceeds in violation of the PATRIOT Act, OFAC or FCPA and other anti-terrorism, sanctions, anti-money laundering and anti-corruption laws; solvency as of the Closing Date (after giving pro forma effect to the consummation of the Transactions on the Closing Date) of Borrower and its Restricted Subsidiaries on a consolidated basis; and no violation of, or conflict with, charter documents as it relates to the Credit Documentation. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

A-4

ANNEX A

HUDSON NOTES

Maker	Payee	Outstanding Principal Amount	Interest	Initial Date	Maturity	Instrument
Differential Brands Group Inc.	Chris Lynch	$4,732	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Barbara Cook	$526,142	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Tony Chu	$1,400,766	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Peter Kim	$9,104,958	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Paul Cardenas	$3,501,910	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Fireman Capital CPF Hudson Co-Invest LP	$3,182,589	7.0%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Ben Taverniti	$109,341	6.5%	1/28/2016	7/28/2021	Subordinated Convertible Note

Annex A-1

ANNEX B

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.          I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.          As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	[Chief Financial Officer/equivalent
officer]

[●]

Annex B-1

EXHIBIT B

Project Legend
$674,000,000 Senior Secured Second Lien Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Differential Brands Group, Inc. (the “Borrower”).

Second Lien Administrative Agent:	A financial institution reasonably acceptable to GSO and the Borrower (in its capacity as the administrative agent, the “Second Lien Administrative Agent”).

Senior Secured Second Lien
Credit Facilities:	A senior secured U.S. dollar second lien term loan facility in an aggregate principal amount of $674,000,000 (the “Second Lien Term Loan Facility” and the loans under the Second Lien Term Loan Facility shall be the “Second Lien Term Loans”) to be provided by GSO and/or its affiliates and funds and accounts managed or sub-advised by GSO or its affiliates (in such capacity, the “Second Lien Lender”).

First Lien Facilities:	Concurrently herewith, the Borrower shall also enter into a senior secured first lien term loan facility in an aggregate principal amount of $685,000,000 which may be increased to $735,000,000 if the senior secured revolving facilities under the First Lien Facilities are reduced by $50,000,000 (the “First Lien Term Facility”), and a senior secured first lien revolving facility in an aggregate principal amount of up to $150,000,000 (which may be replaced in whole or in part by an asset-based revolving credit facility or “first out” revolving credit facility as contemplated in Exhibit B) (the “First Lien Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), on the terms contemplated hereby; provided that, borrowings under the First Lien Revolving Facility on the Closing Date shall not exceed the amounts set forth in clause 11 of Exhibit A.

Purpose:	The proceeds of the Second Lien Term Loan Facility will be used by the Borrower on the Closing Date, together with the proceeds of the First Lien Term Facility and the Equity Contribution to (a) pay the consideration for the Acquisition and (b) pay fees, costs and expenses incurred in connection with the Transaction.

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

B-1

Availability:	The Second Lien Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Subject to applicable law, automatically during the continuance of any event of default under the Credit Facilities Documentation only, with respect to principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I), plus 2.00% per annum.

Final Maturity:	The Second Lien Term Loan Facility will mature on the date that is 6 years after the Closing Date (the “Initial Second Lien Term Loan Maturity Date”).

Guarantees:	All obligations of the Borrower (the “Borrower Second Lien Obligations”) under the Second Lien Term Loan Facility will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Second Lien Guarantees”) by the same guarantors that guarantee the First Lien Facilities.

Security:	The Borrower Second Lien Obligations and the Second Lien Guarantees will be secured, subject to permitted liens and other exceptions to be agreed, by the same Collateral that secures the obligations under the First Lien Facilities and subject to the same limitations governing the pledge, creation and perfection of the Collateral under the First Lien Facilities (the “Collateral”).

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will document the second-lien status of the liens on the Collateral securing the Second Lien Term Loan Facility and shall include in any event (i) a customary standstill provision with respect to all enforcements, including acceleration, (ii) payment blockage provisions with respect to all payments of principal, fees, premium and interest during certain material events of default to be mutually agreed, which shall permit required cash payments to continue to accrue (but not to be paid) during any such event of default and which shall require turnover to the Collateral Agent to the extent of amounts received in violation of such payment blockage provisions; provided further that such payment subordination terms shall apply regardless of whether any bankruptcy, restructuring or insolvency proceeding has occurred or is continuing.

B-2

Voluntary Prepayments:	Voluntary prepayments shall be permitted from time to time subject to a notice period and satisfaction of the requirements set forth below under “Call Protection”.

Mandatory Prepayments:	Second Lien Term Loans shall be prepaid with (a) excess cash flow of the Borrower and its subsidiaries to be documented in a manner substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) to the mandatory prepayment provisions related to excess cash flow in the First Lien Facilities Term Sheet; (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries that is substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) to the mandatory prepayment provisions related to asset sales in the First Lien Facilities Term Sheet (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt) and (d) 100% of the net cash proceeds of issuances of equity of the Borrower and its restricted subsidiaries (except the net cash proceeds used for certain investments and permitted acquisitions up to an amount to be agreed.

Other than as provided below, no mandatory prepayments of Second Lien Term Loans shall be required until amounts outstanding under the First Lien Facilities have been paid in full. Any mandatory prepayment amounts under the First Lien Facilities declined by a First Lien Lender must be offered to prepay the Second Lien Term Loans.

In addition, any amounts payable to the Borrower pursuant to the Acquisition Agreement, (excluding payments with respect to working capital adjustments, but including any amounts paid with respect to a failure to obtain consents to the transfer of intellectual property in connection with the Transaction) shall be used to make mandatory prepayments on a pro rata basis between the term loans under the First Lien Facility and the Second Lien Term Loans. For the avoidance of doubt, no Call Premium shall be required to be paid with respect to prepayments made pursuant to this paragraph.

Any Second Lien Lender may elect not to accept any mandatory prepayment described in clauses (a) and (b) above. Any prepayment amount declined by a Second Lien Lender may be retained by the Borrower.

B-3

Call Protection:	Any voluntary or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility in an aggregate principal amount of up to $175,000,000 (the “Initial Prepayment Amount”) occurring on or after (x) the Closing Date but prior to the first anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 3.00% of the aggregate principal amount of the Second Lien Term Loans prepaid; (y) after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 2.00% of the aggregate principal amount of the Second Lien Term Loans prepaid and (z) after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 1.00% of the aggregate principal amount of the Second Lien Term Loans prepaid.

With respect to prepayments made in excess of the Initial Prepayment Amount, no voluntary or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility will be permitted prior to the second anniversary of the Closing Date unless such payments are accompanied by a customary make-whole payment (the “Make-Whole Premium”); provided that, with respect to voluntary prepayments in excess of the Initial Prepayment Amount made prior to the second anniversary of the Closing Date with the proceeds of equity issuances by the Borrower after the Closing Date, up to 25% of the Second Lien Term Loans in excess of the Initial Prepayment Amount may be prepaid at 105% of the aggregate principal amount of the Second Lien Term Loans prepaid.

With respect to prepayments made in excess of the Initial Prepayment Amount, any voluntary prepayment or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility occurring on or after (x) the second anniversary of the Closing Date but prior to the date that is three years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 4.00% of the aggregate principal amount of the Second Lien Term Loans prepaid; (y) the third anniversary of the Closing Date but prior to the date that is four years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 2.00% of the aggregate principal amount of the Second Lien Term Loans prepaid, and (z) the fourth anniversary of the Closing Date but prior to the date that is the five years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 1.00% of the aggregate principal amount of the Second Lien Term Loans prepaid (the provisions of the this section, the ”Call Premium”).

B-4

Representations and Warranties:	The representations and warranties shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those representations and warranties contained in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Conditions Precedent to Initial
Borrowing:	The borrowing under the Second Lien Term Loan Facility on the Closing Date will be subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing.

Credit Documentation:	The Credit Documentation (as defined below) shall be customary for facilities and shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and GSO shall agree (such other terms to be in a manner that is consistent with this Term Sheet); it being understood and agreed that the Credit Documentation shall (a) not be subject to any conditions to the availability and/or initial funding of the Second Lien Term Loan Facility on the Closing Date other than the Conditions to Closing, (b) be drafted by counsel to the GSO, (e) reflect reasonable administrative agency, operational and regulatory requirements of the Administrative Agent, (f) contain customary EU Bail-In Rules contractual recognition provisions, (g) include provisions to be mutually agreed addressing implementation of Section 211 of the Delaware Limited Liability Act and (h) be negotiated in good faith by the Borrower and GSO to finalize such Credit Documentation, giving effect to the Funds Certain Provisions, as reasonably practicable after the acceptance of the Commitment Letter (collectively, the “Documentation Principles”)

Availability:	The Second Lien Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

B-5

Affirmative Covenants:	Subject to the Documentation Principles, the affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those affirmative covenants contained in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Negative Covenants:	Subject to the Documentation Principles, the negative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those negative covenants contained in the First Lien Facilities Term Sheet and shall include limitations on other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt provided that payments may be made with respect to the Hudson Notes); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon; provided that, all “baskets” will be subject to a 15% cushion on the dollar amount (with no growers); provided, further, that “AHYDO” catch-up payments shall be permitted. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Financial Covenant:	Senior Leverage Ratio, Total Leverage Ratio and a Fixed Charge Coverage Ratio that shall be consistent with the financial covenants (and each shall be calculated net of unrestricted cash up to an amount to be agreed) set forth in the First Lien Term Sheet but shall be subject to a 10% cushion on the levels for each such financial covenant.

Events of Default:	Subject to the Documentation Principles, Events of Default shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) the Events of Default contained in the First Lien Facilities Term Sheet; provided the Credit Documentation shall (i) include dollar-based thresholds that are 15% higher than those in the First Lien Facilities Term Sheet, (ii) provide that an event of default under the First Lien Facilities Term Sheet (other than the failure to make a principal payment at stated final maturity) shall not give rise to a default or event of default under the Second Lien Term Loan Facility unless and until (1) the lenders under the First Lien Facilities (the “First Lien Lenders”) accelerate their First Lien Loans and all other outstanding obligations under the First Lien Facilities as a result of such event of default or (2) such event of default is not cured or waived within 120 days from the date of such event of default. In the event of any acceleration following an Event of Default, including, without limitation, as a result of acceleration in connection with an insolvency proceeding, any premium that would then be due in connection with a voluntary prepayment, if made at the time of such acceleration, shall immediately be due. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

B-6

Voting:	The Credit Documentation will contain provisions for amendments and waivers substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for amendments and waivers contained in the First Lien Facilities Term Sheet; provided that any reductions of, or extensions or postponements of the due date of, any applicable prepayment premium shall require the consent of each Second Lien Lender directly adversely affected thereby. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Cost and Yield Protection:	Tax gross-up, cost and yield protection provisions will be included in a form substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for tax gross-up, cost and yield protection contained in the First Lien Facilities Term Sheet.

Stock Issuance:	On the Closing Date, the Borrower shall issue to GSO shares of common stock (“Stock”) in an aggregate amount equal to 25.0% of the aggregate common stock outstanding on the Closing Date on a fully diluted basis.

The Stock shall be transferable by any holder thereof without restriction and the Borrower shall recognize and register on its books any such transfer.

Stockholders Agreement:	GSO, the Sponsor, Ares and members of management holding common stock of the Borrower will enter into a customary stockholders agreement which will contain terms relating to board composition, governance and protective provisions acceptable to GSO (and such protective provisions shall be reciprocal among GSO and the Sponsor).

Registration Rights:	The holders of the Stock shall have customary demand and piggy-back registration rights with respect to resales of the Stock, which rights shall include customary cooperation by the Company and its executives in connection with any underwritten offering of the Stock and such registration rights shall include at least 4 demand registrations beginning 12 months after the Closing Date and unlimited registrations once the Company is eligible to use Form S-3.

B-7

Board Rights:	GSO shall have the right to appoint one designee to the board of directors or equivalent governing body of the Borrower.

Assignments and Participations:	Provisions for assignments of and participations in the Second Lien Loans will be included substantially similar to those provisions for assignments of and participations in the loans and commitments contained in the First Lien Facilities Term Sheet that are applicable to First Lien Term Lenders as described in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Expenses and Indemnification:	Provisions for expense reimbursement and indemnification substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for expenses and indemnification contained in the First Lien Facilities Term Sheet will be included.

Governing Law and Forum:	New York and Borough of Manhattan.

B-8

ANNEX I

Interest Rates:	Adjusted LIBOR plus 7.00% payable in cash plus 2.75% paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans; provided that, on and after December 31, 2019, so long as the Senior Leverage Ratio is not greater than 2.50:1.00, the applicable interest rate shall be Adjusted LIBOR plus 8.00% payable in cash plus 1.25% paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans; provided further that from the Closing Date until the sourcing agreement with the Li & Fung is amended to reflect a fee of not greater than 3.0% (with other terms being no less favorable to the Borrower than the existing sourcing arrangement), the interest required to be paid by the Borrower on any interest payment date shall be increased by 0.25%, which increased interest shall be paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Second Lien Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days and interest shall be payable, at the end of each interest period and, in any event, at least every 3 months.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 1.50% per annum.

Annex I-1